CONSUMERS ENERGY ANNOUNCES MANAGEMENT TEAM CHANGES

JACKSON, Mich., April 1, 2010 – Consumers Energy announced today the following management team changes:

•	Frank Johnson, senior vice president of energy operations, and James Coddington, vice president of generation operations, have elected to retire, effective Sept. 1. Johnson joined Consumers Energy in 1970, and Coddington joined the utility in 1972.

•	Dan Malone will succeed Johnson, and become senior vice president of distribution and customer operations. Malone first joined Consumers Energy in 1984 and has served as vice president of customer and energy operations services and safety since 2009.

•	Reporting to Malone will be Rufus Gladney, newly named vice president of energy operations, and Sue Swan, vice president of the Smart Grid program. Swan has served as vice president of business technology solutions. Gladney, who joined the company in 1978, now serves as the utility’s executive manager of energy services west.

•	Jack Hanson, vice president of generation engineering and services since 2006, will be named senior vice president of electric generation. Reporting to Hanson will be Jim Pomaranski, vice president of generation construction, and Rich Ford, currently vice president of energy delivery. Ford will be named vice president of generation operations.

•	Tim Sparks will take on the new position of vice president of energy supply operations, reporting to Bill Garrity, senior vice president of energy supply. Sparks, who joined the company in 1990, has served as the director of fossil fuel supply since 2006.

The changes are effective May 21 after the CMS Energy Board of Directors meeting.

“The changes announced today reflect a strategic transition of talented and experienced executives into expanded leadership roles to meet the challenges and opportunities of a new decade. We remain dedicated to providing customers with safe, reliable and affordable electric and natural gas service,” said John Russell, president and chief operating officer for Consumers Energy.

Russell recently was named as president and chief executive officer for CMS Energy and Consumers Energy, effective after the May 21 CMS Energy Board of Directors meeting.

Consumers Energy, the principal subsidiary of CMS Energy, provides natural gas and electricity to nearly 6.5 million of Michigan’s 10 million residents in all 68 Lower Peninsula counties.

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